Exhibit 5.1

                                                            July 26, 2007

Implant Sciences Corporation
107 Audubon Road #5
Wakefield, MA 01880

Dear Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Implant Sciences Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 500,000 (the "Shares") of its common stock, par value $0.10 per share (the "Common Stock"), which were issued or are issuable pursuant to the Implant Sciences Corporation 2006 Employee Stock Purchase Plan, (the "Plan").

In arriving at the opinions expressed below, we have examined and relied on the following documents:

1. The Restated Articles of Organization, as amended, and the Amended and Restated By- Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3. The Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing, it is our opinion that:

1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

2. The Company has taken all necessary corporate action required to authorize the issuance and sales of the Shares.

3. When certificates for the Shares have been duly executed and countersigned, and delivered against pursuant to the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

Sincerely,
Ellenoff Grossman & Schole LLP